Exhibit 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS AS [***].

Defense Industrial Base Consortium (DIBC) Base Agreement

BETWEEN

Advanced Technology International (ATI)

315 Sigma Drive

Summerville, SC 29486

AND

Elk Creek Resources Corp.

7000 S. Yosemite Street, Suite 115

Centennial, Colorado 80112

Unique Entity ID: [***]

Authorities: Other Transaction Agreement Number: [***] pursuant to 10 United States Code § 4021 OR 4022 and under the United States Federal law.

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This Agreement is entered into between the Advanced Technology International (ATI), hereinafter referred to as the “Consortium Management Organization” or the “CMO,” and Elk Creek Resources Corp., hereinafter referred to as “Consortium Member”. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior representations and agreements. It shall not be varied except by an instrument in writing of subsequent date duly executed by an authorized representative of each of the parties. The validity, construction, scope and performance of this Agreement shall be governed by the laws of the state of South Carolina, excluding its choice of laws rules.

Elk Creek Resources Corp.	Advanced Technology International

/s/ Jim Sims
(Signature)	[***]

Jim Sims, Chief Communications Officer	[***]
(Name & Title)

July 22, 2025	July 22, 2025
(Date)	(Date)

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ARTICLE I: SCOPE OF THE AGREEMENT

A. Parties

The parties to this agreement are the Consortium Member identified on the cover page and the Defense Industrial Base Consortium (DIBC) Consortium Management Organization (CMO), Advanced Technology International (ATI).

B. Definitions

1.	“Adequate Security” means protective measures that are commensurate with the consequences and probability of loss, misuse, or unauthorized access to, or modification of information.

2.	“Agreement” or Base Agreement means the Base Agreement between the DIBC CMO and the Consortium Member.

3.	“Agreement Officer” means an individual with authority to enter into, administer, or terminate the DIBC OTA and instruct the CMO to enter into, administer, or terminate any individual PSAs executed under this Agreement.

4.	“Agreement Officer’s Representative” means an individual designated and authorized in writing by the Agreements Officer to perform specific technical or administrative functions on behalf of the Government. At the Government’s discretion, multiple AORs may be designated in writing at either the OTA level or Project Agreement level.

5.	“Agreement Specialist” is the Government person designated to assist the AO. The Agreement Specialist (AS) is not authorized to bind the Government.

6.	“Area of Interest” is the Government’s problem statement or statement of need that forms the basis for the Request for White Paper (RWP)/Request for Prototype Proposal (RPP) or Request for Research Proposal (RRP).

7.	“Classified Information” means information (i.e., Top Secret, Secret and Confidential) as defined by Executive Order (EO) 13526, Classified National Security Information, and as codified at 32 Code of Federal Regulation (C.F.R.) § 2001, et. seq.

8.	“Commercial Computer Software” means software developed or regularly used for non-governmental purposes which -

a.	Has been sold, leased, or licensed to the public;

b.	Has been offered for sale, lease, or license to the public;

c.	Has not been offered, sold, leased, or licensed to the public but will be available for commercial sale, lease, or license in time to satisfy the delivery requirements of this agreement; or

d.	Satisfies a criterion expressed in paragraphs a, b, or c of this definition and would require only minor modification to meet the requirements of this agreement.

9.	“Compromise” means disclosure of information to unauthorized persons, or a violation of the security policy of a system, in which unauthorized intentional or unintentional disclosure, modification, destruction, or loss of an object, or the copying of information to unauthorized media may have occurred.

10.	“Computer Database” as used in this Agreement, means a collection of data recorded in a form capable of being processed by a computer. The term does not include Computer Software.

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11.	“Computer Software” as used in this Agreement means Computer Programs, source code, source code listings, object code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the software to be reproduced, recreated or recompiled. Computer Software does not include Computer Databases or Computer Software Documentation.

12.	“Computer Software Documentation” means owner’s manuals, user’s manuals, installation instructions, operating instructions, and other similar items, regardless of storage medium, that explain the capabilities of the Computer Software or provide instructions for using the software.

13.	“Consortium” means the Defense Industrial Base Consortium (DIBC).

14.	“Consortium Management Organization” means ATI.

15.	“Consortium Member” means the Nontraditional and Traditional Defense Contractors, including small and large businesses, for profit and not for profit entities, and academic research institutions that are members in good standing of the Consortium. For purposes of this agreement, the term “Consortium Member” will be used throughout when referring to the DIBC member receiving the Project Sub-Agreement (PSA) award associated with this agreement.

16.	“Consortium Membership Agreement” means the agreement governing the rights and obligations between the CMO and its Consortium Member(s), to include the flow down of the terms and conditions contained herein.

17.	“Contracting Activity” means an element of an agency designated by the agency head and delegated broad authority regarding acquisition functions. It also means elements or another agency designated by the director of a defense agency which has been delegated contracting authority through its agency charter.

18.	“Controlled Technical Information” means Technical Information with military or space application that is subject to controls on the access, use, reproduction, modification, performance, display, release, disclosure, or dissemination. Controlled Technical Information would meet the criteria, if disseminated, for distribution statements B through F using the criteria set forth in Department of Defense (DoD) Instruction 5230.24, Distribution Statements on Technical Documents. The term does not include information that is lawfully publicly available without restrictions.

19.	“Controlled Unclassified Information” is government created or owned information that requires safeguarding or dissemination controls consistent with applicable laws, regulations and government wide policies. CUI is not classified information. It is not corporate intellectual property unless created for or included in requirements related to a government contract/agreement.

20.	“Covered Contractor Information System” means an unclassified information system that is owned, or operated by or for, a Consortium Member and that processes, stores, or transmits Covered Defense Information.

21.	“Covered Defense Information” means unclassified Controlled Technical Information or other information, as described in the CUI Registry at http://www.archives.gov/cui/registry/category-list that requires safeguarding or dissemination controls pursuant to and consistent with law, regulations, and Government wide policies, and is—

a.	Marked or otherwise identified in the agreement, contract, task order, or delivery order and provided to the Consortium Member by or on behalf of DoD in support of the performance of the agreement; or

b.	Collected, developed, received, transmitted, used, or stored by or on behalf of the Consortium Member in support of the performance of the agreement.

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22.	“Covered Government Support Contractor” means a contractor (other than a litigation support contractor) under a contract, the primary purpose of which is to furnish independent and impartial advice or technical assistance directly to the Government in support of the Government’s management and oversight of a program or effort (rather than to directly furnish an end item or service to accomplish a program or effort), provided that the contractor

a.	Is not affiliated with the prime contractor or a first-tier subcontractor on the program or effort, or with any direct competitor of such prime contractor or any such first-tier subcontractor in furnishing end items or services of the type developed or produced on the program or effort.

23.	“Cyber Incident” means actions taken through the use of computer networks that result in a compromise or an actual or potentially adverse effect on an Information System and/or the information residing therein.

24.	“Data” means recorded information, regardless of form or the Media on which it may be recorded. The term includes Technical Data and Computer Software. The term does not include information incidental to Agreement administration, such as financial, administrative, cost or pricing, or management information.

25.	“Developed” means that an item, component, or process exists and is workable. Thus, the item or component must have been constructed or the process practiced. Workability is generally established when the item, component, or process has been analyzed or tested sufficiently to demonstrate to reasonable people skilled in the applicable art that there is a high probability that it will operate as intended. Whether, how much, and what type of analysis or testing is required to establish workability depends on the nature of the item, component, or process, and the state of the art. To be considered “Developed,” the item, component, or process need not be at the stage where it could be offered for sale or sold on the commercial market, nor must the item, component, or process be actually reduced to practice within the meaning of U.S.C. Title 35—Patents.

26.	“Development” means the systematic use of scientific and technical knowledge in the design, development, testing, or evaluation of a potential new technology, product or service (or of an improvement in an existing technology, product or service) to meet specific performance requirements or objectives. It includes the functions of design engineering, prototyping, and engineering testing.

27.	“Disclosing Party” means Consortium Member, or their subcontractors or suppliers, or the Government who discloses Protected Information for purposes of this Agreement.

28.	“Effective Date” means the date when this Agreement is signed and executed by the CMO.

29.	“Foreign Firm or Institution” means a firm or institution organized or existing under the laws of a country other than the U.S., its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

30.	“Forensic Analysis” means the practice of gathering, retaining, and analyzing computer-related data for investigative purposes in a manner that maintains the integrity of the Data.

31.	“Form, Fit and Function Data” means Data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability, and data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements. For Computer Software it means Data identifying source, functional characteristics, and performance requirements, but specifically excludes the source code, algorithms, processes, formulas, and flow charts of the software.

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32.	“Government” means the United States of America, represented by Washington Headquarters Services, Acquisition Directorate.

33.	“Government Fiscal Year” means the period commencing on October 1 and ending September 30 of the following calendar year.

34.	“Government Purpose Rights” means the rights to use modify, reproduce, release, perform, display, or disclose Data, within the Government without restriction; and to release or disclose Data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose that data for a government purpose. Government Purpose Rights do not include the rights to use, modify, reproduce, release, perform, display, or disclose Data for commercial purposes or authorize others to do so.

35.	“Information System” means a discrete set of information resources organized for the collection, processing, maintenance, use, sharing, dissemination, or disposition of information.

36.	“Invention” means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 U.S.C. § 101.

37.	“Item” includes components or processes.

38.	“Know-How” means all information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, Technical Data, specifications, devices, apparatus and machines.

39.	“Limited Rights” means the right to use, modify, reproduce, release, perform, display, or disclose Data, in whole or in part, within the Government. The Government may not, without the written permission of the party asserting Limited Rights, release or disclose the Data outside the Government, use the Data for manufacture, or authorize the Data to be used by another party, except that the Government may reproduce, release, or disclose such Data or authorize the use or reproduction of the data by persons outside the Government if—

a.	The reproduction, release, disclosure, or use is—

i.	Necessary for emergency repair and overhaul; or

ii.	A release or disclosure to—

1.	A Covered Government Support Contractor in performance of its covered Government support contract for use, modification, reproduction, performance, display, or release or disclosure to a person authorized to receive Limited Rights Data; or

2.	A foreign government, of Data other than detailed manufacturing or process data, when use of such Data by the foreign government is in the interest of the Government and is required for evaluation or informational purposes;

b.	The recipient of the Data is subject to a prohibition on the further reproduction, release, disclosure, or use of the Data; and

c.	The contractor or subcontractor asserting the restriction is notified of such reproduction, release, disclosure, or use.

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40.	“Limited Rights Data” means Data, other than Computer Software, developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged, to the extent that such data pertain to items, components, or processes developed at private expense, including minor modifications.

41.	“Made” when used in relation to any invention, as defined in 35 U.S.C. § 201, means the conception or first actual reduction to practice of such invention.

42.	“Malicious Software” means Computer Software or firmware intended to perform an unauthorized process that will have adverse impact on the confidentiality, integrity, or availability of an Information System. This definition includes a virus, worm, Trojan horse, or other code-based entity that infects a host, as well as spyware and some forms of adware.

43.	“Media” means physical devices or writing surfaces including, but is not limited to, magnetic tapes, optical disks, magnetic disks, large-scale integration memory chips, and printouts onto which Covered Defense Information is recorded, stored, or printed within a Covered Contractor Information System.

44.	“Milestone” means a scheduled event signifying the successful completion of a major deliverable or a set of related deliverables as identified in the Milestone Payment Schedule in the Statement of Work (SOW).

45.	“Nonprofit Research Institution” as defined in 40 C.F.R. § 262.200, is an organization that conducts research as its primary function and files as a non-profit organization under the tax code of 26 U.S.C. § 501(c)(3). Additionally, it means an organization owned and operated exclusively for scientific or educational purposes, no part of the net earnings of which, inures to the benefit of any private shareholder or individual; and includes federally funded research and development centers, as identified by the National Scientific Foundation.

46.	“Nontraditional Defense Contractor” as defined in 10 U.S.C. § 3014, is an entity that is not currently performing and has not performed, for at least the one-year period preceding the solicitation of sources by DoD for the procurement or transaction, any contract or subcontract for the DoD that is subject to full coverage under the cost accounting standards prescribed pursuant to section 1502 of title 41 and the regulations implementing such section.

47.	“Operations, Maintenance, Installation and Training Data” means data necessary for operation, maintenance, installation, and training purposes (other than detailed manufacturing or process data).

48.	“Operationally Critical Support” means supplies or services designated by the Government as critical for airlift, sealift, intermodal transportation services, or logistical support that is essential to the mobilization, deployment, or sustainment of the Armed Forces in a contingency operation.

49.	“Payable Milestone” means that once a milestone has been met, the Government can approve payment for the PSA Holder (PSAH) (defined in 52) of a predetermined dollar amount in relation to performance of a particular deliverable under the Project Sub-Agreement (PSA) (defined in 51).

50.	“Practical Application” means to manufacture, in the case of a composition of product; to practice, in the case of a process or method, or to operate, in the case of a machine or system; and in each case, under such conditions as to establish that the invention is capable of being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms as defined in 35 U.S.C. § 201.

51.	“Project Sub-Agreement” means an effort proposed by a Consortium Member and selected by the Government for award of PSA, which is issued by the CMO to the Consortium Member for the execution of a research or prototype project. The PSA award shall mirror the Project Award awarded to the CMO and in the event the CMO receives any revised terms and conditions, data rights, end user license agreements (EULA), etc. from the Consortium Manager, the CMO shall enter into negotiations with the Governments again for the Project Agreement.

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52.	“Project Sub-Agreement Holder” means the Consortium Member executing a research or prototype project pursuant to a PSA issued by the CMO.

53.	“Property” means any tangible personal property other than property actually consumed during the execution of work under a PSA.

54.	“Proprietary” means information such as Trade Secrets and commercial or financial information obtained from a Disclosing Party on a privileged or confidential basis. Information and materials of a Disclosing Party which are designated as confidential or as a Trade Secret in writing by such Disclosing Party whether by letter or by use of an appropriate stamp or legend, prior to or at the same time any such information or materials are disclosed by such Disclosing Party to the Receiving Party. It includes any information and materials considered a Trade Secret by the Disclosing Party on its own behalf or on behalf of a third party (e.g., their subcontractors or suppliers). Notwithstanding the foregoing, materials and other information which are orally, visually, or electronically disclosed by a Disclosing Party, or are disclosed in writing without an appropriate letter, stamp, or legend, shall constitute Proprietary Information or a Trade Secret if such Disclosing Party, within 30 days after such disclosure, delivers to the Receiving Party a written document or documents describing the material or information and indicating that it is confidential or a Trade Secret.

55.	“Prototype Project” means an effort proposed by a Consortium Member and selected by the Government for a PSA that is directly relevant to enhancing mission effectiveness of military personnel and supporting platforms, systems, components or materials proposed to be acquired or developed by the DoD, or to improvement of platforms, systems, components or materials in use by the armed forces as defined in 10 U.S.C. § 4022.

56.	“Protected Information” means information that is protected from disclosure by law or policy or that is furnished on a privileged basis and marked as such. Protected Information includes, but is not limited to, personally identifiable information, Trade Secrets, CUI, and proprietary information.

57.	“Rapidly Report” means within 72 hours of discovery of any Cyber Incident.

58.	“Receiving Party” means contractor, or their subcontractors or suppliers, or the Government who receives Protected Information disclosed by a Disclosing Party.

59.	“Research Project” means an effort that is proposed by a Consortium Member and selected by the Government for a PSA that is focused on validating research results and advancements, rather than for the delivery or acquisition of the resultant technologies.

60.	“Restricted Computer Software” means Computer Software developed at private expense and that is a trade secret, is commercial or financial and confidential or privileged, or is published copyrighted Computer Software, including minor modifications of any such Computer Software.

61.	“Request for Prototype Proposal” means the request by the Government to the CMO requesting proposal(s) to be prepared for execution of a Prototype PSA.

62.	“Request for Research Proposal” means the request by the Government to the CMO requesting proposal(s) to be prepared for execution of a Research PSA.

63.	“Request for White Paper” means the request by the Government to the CMO requesting White Papers to be prepared for execution of either a Prototype or a Research Project.

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64.	“Selection Notification” means the CMO’s official notification issued to the Consortium Member documenting the selection of White Paper(s) and/or Proposal for either a Research or Prototype Project Sub-Agreement.

65.	“Small Business Contractor” or small business concern, as defined in 15 U.S.C. § 632, is an enterprise that is deemed to be one that is independently owned and operated, and is not dominant in its field of operation based on the appropriate standards, utilizing the number of employees, dollar volume of business, net worth, net income, a combination thereof, or other appropriate factors.

66.	“Statement of Need” means the Government’s problem statement or Area of Interest (AOI). See the definition for AOI above.

67.	“Subject Invention” means any invention of the contractor conceived or first actually reduced to practice in the performance of work under this Agreement.

68.	“Successfully Completed” means that there has been a written determination by the appropriate approving official that efforts conducted under the Agreement: (1) met the key technical goals of a project; (2) satisfied success metrics incorporated into the Agreement; or (3) accomplished a particularly favorable or unexpected result that justifies the transition to production.

69.	“Technical Data” means recorded information, regardless of the form or method of recording, of a scientific or technical nature (including Computer Software Documentation). The term does not include Computer Software or data incidental to contract administration, such as financial and/or management information.

70.	“Technical Information” means Technical Data or Computer Software, as those terms are defined in ‘Data.’ Examples of Technical Information include research and engineering data, engineering drawings, and associated lists, specifications, standards, process sheets, manuals, technical reports, technical orders, catalog-item identifications, data sets, studies and analyses and related information, and Computer Software executable code and source code.

71.	“Technology” means discoveries, innovations, know-how and inventions, whether patentable or not, including Computer Software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, mask works, and copyrights developed under this Agreement.

72.	“Trade Secret” means all forms and types of financial, business, scientific, technical, economic, or engineering or otherwise proprietary information, including, but not limited to, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if:

a.	The owner thereof has taken reasonable measures to keep such information secret; and

b.	The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by the public.

73.	“Traditional Defense Contractor” as defined in 32 C.F.R. § 3.4, is any business unit that does not meet the definition of a NDC.

74.	“Unlimited Rights” means rights to use, modify, reproduce, perform, display, release, or disclose Technical Data in whole or in part, in any manner, and for any purpose whatsoever, and to have or authorize others to do so.

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C. Scope

1.	This is an OT base agreement, pursuant to 10 U.S.C. § 4021 OR 4022. The principal purpose of this Agreement is to conduct research OR prototype project(s) in accordance with the Government’s problem statement.

2.	The PSAH shall be responsible for performance of the work set forth in the PSA SOW, as agreed upon by the parties.

a.	The PSAH shall provide all documentation required in accordance with the deliverables table set forth in the PSA’s SOW.

b.	The Consortium Member is responsible for performance under this Agreement.

c.	The AOR will be responsible for accepting deliverables submitted for any PSA awarded under this Agreement.

3.	The Terms and Conditions contained herein shall flow down to any resulting lower tier agreement entered into solely in connection with this Agreement; understanding references to the parties or particular Agreements may have to be modified.

D. Potential for Follow-On Production

1.	10 U.S.C. § 4022 authorizes the DoD to structure Agreements with potential for a sole source follow-on award to the PSAH. Two criteria must be met to use this authority: 1) competitive procedures were used to select the PSAH and 2) a successfully completed prototype project has been provided for in the transaction.

2.	In accordance with 10 U.S.C. § 4022, the parties will consider the resulting PSAs or portions thereof successfully completed upon acceptance of specific: Milestones, objectives, outcomes, or accomplishments as outlined in the SOW. In accordance with Office of the Secretary of Defense policy, successful completion may occur prior to the completion of the entire prototype project. Additionally, completion can occur prior to the conclusion of a prototype project to allow the Government to transition any aspect of the prototype project determined to provide utility into production while other aspects of the prototype project have yet to be completed.

ARTICLE II: TERM OF AGREEMENT AND TERMINATION

A. Term of this Agreement

The term of this Agreement commences upon the date of full execution of this award and continues through December 30, 2028 at which time, the term may have the option to extend for an additional 5 year period ending December 30, 2033. Provisions of this Agreement, which, by their express terms or by necessary implication, apply for periods of time other than specified herein, shall be given effect, notwithstanding this Article.

B. Termination Provisions

1.	At the direction of the Government, the CMO may terminate any PSA, in whole or in part, if the AO determines that doing so is in the Government’s best interests. The AO shall affect termination by delivering to the CMO a notice of termination specifying the extent of the termination and the effective date. Through written notice to the CMO, the Consortium Member may request termination, which the Government may grant at its discretion.

2.	Should a PSA be terminated prior to completion of each Milestone and/or contract line item number (CLIN) the Government will receive the specific PSA data rights in the completed or partially completed Milestones consistent with the Deliverables table in the PSA’s SOW, the Data Assertions, and Article IX: Data Rights. In the event of a termination, the Parties will act in good faith to negotiate a settlement that accounts for work already performed and other appropriate costs and deliverables. Disputes regarding settlement will be resolved under Article V: Disputes, of this Agreement.

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3.	After receipt of a Notice of Termination for the PSA, and except as directed by the AO, the CMO shall immediately proceed with the following actions :

a.	Direct the PSAH to stop work of the PSA as specified in the notice.

b.	Instruct the PSAH to not place any further orders for materials, services, or facilities, except as necessary to complete the continued existing portion of the PSA.

c.	Instruct the PSAH to terminate all orders, to the extent they relate to the terminated work.

d.	With approval or ratification by the AO, settle all outstanding liabilities and termination settlement proposals arising from the termination of orders; the approval or ratification will be final for purposes of this clause.

e.	As directed by the AO, the CMO shall obtain from the PSAH under the terminated portion of the PSA a transfer of title to the following where applicable and coordinate delivery to the Government:

i.	The fabricated or un-fabricated parts, work in process, completed work, supplies, and other material produced or acquired for the work terminated; and

ii.	The completed or partially completed plans, drawings, information, and other technical data, computer software, and property and associated license rights and interests in subject inventions that, if the order had been completed, would have been required to be furnished to the Government.

f.	Ensure that any GFP, as covered by Article XIV, that has been provided under the PSA and is not directly addressed by these Termination Provisions, is returned to the Government.

g.	Direct the PSAH to complete performance of any work that is not terminated within the PSA.

h.	Take any action that may be necessary with AO’s approval, or that the AO may direct, for the protection and preservation of the property that is in the possession of the PSAH, in relation to the project, and in which the Government has or may acquire an interest.

i.	Complete negotiations with the Government for the termination whether in whole or in part, and finalize the termination of the PSA with the PSAH

In the event of a termination of a PSA, the Government shall retain or assume all patent rights as described in Article VIII, Patent Rights, and all rights in data as described in Article IX, Data Rights. Failure of the Parties to agree to termination settlement costs or an equitable adjustment shall be resolved pursuant to Article V Disputes.

C. Extending the Term

At the Government’s direction, the term of a PSA may be extended if opportunities within the scope set forth in Article I: Scope of the Agreement, reasonably warrant. Any extension shall be formalized through modification of the Agreement by the CMO and the PSAH in accordance with procedures outlined in Article III, section B, Modifications.

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D. Stop-Work Order

1.	The Government, in its sole discretion, may require the CMO to stop all or part of the performance of work under a PSA, in whole or in part, if the AO determines that a work stoppage is in the Government’s best interest. The AO will issue a Stop-Work Order to the CMO, specifying the extent of the stop-work and the effective date.

2.	The stop-work order shall be specifically identified in accordance with this article. Upon receipt of the order, the CMO shall immediately comply with its terms, notifying the PSAH, and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage, whether for the PSA.

3.	After receipt of a stop-work order, and except as directed by the AO, the CMO shall immediately proceed with the following actions if the stop-work is for a resulting PA:

a.	Direct the PSAH to stop work of the PSA as specified in the notice

b.	Instruct the PSAH not to place any further orders for materials, services, or facilities, except as necessary to complete the continued existing portion of the PSA

c.	Instruct the PSAH to stop issuance of all order, to the extent they relate to the stop-work order

4.	Upon conclusion of the Stop-Work Order, the AO shall either:

a.	Cancel the stop-work order; or

b.	Terminate the work covered by the order as provided in Article II, section B, Termination Provisions.

5.	If a stop-work order issued under this Article is canceled, the CMO shall or notify the PSAH to resume work under the PSA immediately. The AO may make an adjustment to any schedules defined within the PSA, and the PSA shall be modified, in writing, accordingly, if-

a.	The stop-work order results in an increase in the time required for, or in the PSAH’s cost associated with the performance of any part of this PSA; and

b.	The PSAH may assert its right to the adjustment within 30 days after the end of the period of work stoppage; if the AO decides the facts justify the action, the AO may receive and act upon the claim submitted at any time before final payment under the PSA.

6.	If a stop-work order is not canceled and the work covered by the order is terminated, the Parties will act in good faith to negotiate a settlement that accounts for work already performed and other appropriate costs and deliverables. Disputes regarding settlement will be resolved in accordance with procedures outlined in Article V: Disputes.

E. Project Agreement

1.	For administration of a resulting PA, the CMO shall provide detailed information governing all aspects of all PSAs’s lifecycle- pre-award, negotiation, PA setup, PA administration, and PA closeout.

2.	The CMO’s administration and financial management of this all PSAs will include (i) establishment of Consortium Member Agreements, (ii) membership oversight, (iii) reconciliation of PSA payments by the Government, and (iv) reporting of the Agreement financial activities to the Government.

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F. Project Sub-Agreements

Upon receipt of Government Direction, the CMO shall establish a PSA with the selected Consortium Member(s) for execution of the PSA, inclusive of all flow downs and applicable terms and conditions to successfully carry out the objectives of the PSA.

G. Closeout Procedures

Upon completion of a PSA or termination of a PSA:

1.	No later than 90 calendar days after the end date of a PSA, the PSAH shall liquidate all obligations incurred by submitting all financial, performance, and other reports, as required by the terms and conditions of the PSA.

2.	The CMO shall make prompt payments to PSAH’s for allowable costs under the associated PSA being closed out.

3.	To the maximum extent practicable, quick closeout procedures shall be followed.

4.	In the event that the PSAH fails to submit the closeout documents within the timeframes required, the Government may direct the CMO to unilaterally closeout the PSA.

a.	Such a failure shall equate to the PSAH’s express agreement that the amounts paid pursuant to the PSA’s, up to the date of the notice of the unilateral closeout, shall constitute the full, complete and final extent of any further financial obligation to the CMO or PSAH.

b.	The PSAH shall release and discharge the Government, its officers, agents and employees, of and from any and all liabilities, obligations, claims, and demands whatsoever arising under or relating to the PSA, expressly authorizes the Government to rely on the foregoing representations and release in connection with the PSA.

c.	The CMO shall refund the balance of obligated funds that were not paid to the PSAH, after receiving approval from the AO.

ARTICLE III: AGREEMENT ADMINISTRATION

A.	Administration

Administrative and contractual matters under this Agreement shall be referred to the following representatives of the parties:

1.	DIBC CMO Points of [***]

2.	Consortium Member POC:

NioCorp Developments Ltd.
Jim Sims
Chief Communications Officer
[***]
[***]

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The Consortium Member may change the representative named above by written notification to the CMO. The CMO will affect the change following the procedures in Article III, section B, Modifications, of the main text of the Agreement.

B. Modifications

1.	Recommendations for a modification to a PSA, including justifications to support any changes to the SOW, may originate via a written request sent to the CMO or to the AOR or from the AOR to the AO. This documentation will detail the technical, chronological, and financial impact of the proposed modification to the program. Unless otherwise noted in the Agreement, a modification will be made by mutual agreement of the Parties. Neither the Government, nor the CMO is obligated to pay for additional or revised future milestones until the SOW is formally revised and made part of the PSA. The AO shall be responsible for review and approval of modification to the PSA.

2.	A PSA may contain both Pre-Priced and/or To Be Negotiated Option Agreement Line Item Numbers (ALINs). Pre-Priced Option ALINs, if exercised, may be executed unilaterally at the negotiated prices as defined in the PSA. ALINs for which the price is To Be Negotiated or listed as Rough Order of Magnitude (ROM), will be negotiated, exercised at a mutually agreeable price, and included by supplemental modification to the PSA, as directed by the AO.

3.	Minor or administrative modifications to the Agreement or PSA (e.g., changes to personnel identified in the Agreement, incremental funding, etc.) do not require Consortium Member or PSAH signature. Administrative modifications may be unilaterally executed by the CMO.

4.	The CMO, as directed by the AO, is responsible for executing all modifications to this Agreement and all resulting PSAs.

ARTICLE IV: OBLIGATION AND PAYMENT

A. Obligation

In no case shall the Government’s or CMO’s financial obligations exceed the amount obligated on a PSA. The CMO may obligate funds to a PSA incrementally, if directed by the Government. If a modification becomes necessary in performance of a PSA, pursuant to Article III, section B, Modifications, the CMO and the PSA’s Administrator shall execute the requested revisions.

B. Payments

1.	Project Payments: The detailed instructions for project payments for fixed price projects will be included in the PSA Milestone Payment Schedule. Expenditure-based projects will be reimbursed based on actual costs incurred.

2.	Accounting System Requirements: Prior to the submission of invoices, the PSAH shall have and maintain an established accounting system which complies with Generally Accepted Accounting Principles (GAAP) and the requirements of a PSA. The PSAH shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for Federal funds under any resulting PSA. Consistent with this stipulation, an acceptable accounting system will be one in which all cash receipts and disbursements are controlled and documented properly.

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3.	For expenditure-based or resource-sharing projects, the capability of the Consortium Member’s accounting system will be considered prior to award. Although the Government will not impose requirements that will cause a Consortium Member to revise or alter its existing accounting system, the Government will not direct the CMO to enter into a PSA that provides for payment based on amounts generated from the Consortium Member’s financial or cost records, if the Consortium Member does not have an accounting system capable of identifying the amounts/costs to individual PSA’s.

C. Invoicing:

The Consortium Member shall segregate and track each individual PSA separately and shall document the accomplishments of each Milestone under each PSA.

Each PSA will be awarded as either a fixed price milestone payment method or an expenditure based milestone payment method as described below.

Fixed Price Milestone Payment Method: Payments shall be made in accordance with the Milestone Payment Schedule of each PSA, provided the designated AOR has verified compliance with the SOW and accomplishment of the stated effort. The Milestone Payment Schedule may be revised as appropriate and deemed necessary by issuance of a bilateral modification to the PSA. Quarterly reviews by the AOR and the CMO will assess the need for revisions to the Milestone Payment Schedule. An acceptable invoice for adjustable fixed price milestone payments is one that (on the invoice or on the Milestone Report):

1) Is addressed to the CMO and contains the CMO’s address;

Advanced Technology International

315 Sigma Dr.

Summerville, SC 29486

2) contains the date of invoice and sub-agreement number (20XX-XXX PSA XX);

3) identifies the milestone number and deliverable description for any milestone(s) that are complete; and

4) lists the milestone amount negotiated and contained in each PSA.

Expenditure Based Plus Fixed Fee or Expenditure Based Milestone Payment Method: (with not to exceed ceiling): Payment is contingent upon satisfactory progress toward completion of milestones as delineated in each PSA. Payment shall be made based on actual costs incurred in completing milestones up to the maximum amount allowable under the applicable PSA, provided the designated AOR has verified compliance with the SOW and accomplishment of the stated effort. Per (3) below, either a Status Report identifying any associated technical tasks and the progress toward completion of each milestone, a Deliverable Report, or a Milestone Report is required concurrent with the invoice. An acceptable invoice for reimbursable payment is one that (on the invoice or on the attached Status, Deliverable, or Milestone Report in accordance with each PSA):

1) Is addressed to the CMO and contains the CMO’s address;

Advanced Technology International

315 Sigma Dr.

Summerville, SC 29486

2) contains the date of invoice and sub-agreement number (20XX-XXX PSA XX);

3) identifies any associated technical milestones and the progress toward completion of each milestone;

4) includes a description of supplies and services, labor costs, subcontractor costs, material costs, travel costs, other direct costs, fixed fee, if applicable, and extended totals;

5) indicates the current period and cumulative manhours and costs incurred through the period indicated on the invoice; and

6) contains the following certification statement and signature:

“I certify that the amounts invoiced are for costs incurred in accordance with the agreement, the work reflected has been performed, and prior payment has not been received.”

Authorized Signature __________________________________

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Expenditure Based, Cost Sharing Milestone Payment Method (with not to exceed ceiling): Payment is contingent upon satisfactory progress toward completion of milestones as delineated in PSA and acceptable cost share. Payment shall be made based on actual costs incurred in completing milestones up to the maximum amount allowable under the applicable SOW, provided the designated AOR has verified compliance with the SOW and accomplishment of the stated effort. Per (3) below, either a Status Report identifying any associated technical tasks and the progress toward completion of each milestone, a Deliverable Report, or a Milestone Report is required concurrent with the invoice. An acceptable invoice for reimbursable payment is one that (on the invoice or on the attached Status, Deliverable, or Milestone Report in accordance with each PSA):

1)	is addressed to the CMO and contains the CMO’s address;

Advanced Technology International

315 Sigma Dr.

Summerville, SC 29486

2)	contains the date of invoice and sub-agreement number (20XX-XXX PSA XX);

3)	identifies any associated technical milestones and the progress toward completion of each milestone;

4) includes a report of the cost share expended towards the accomplishment of the SOW tasks and/or milestones. This cost share report may be attached to the invoice if Consortium Member practices make inclusion of such information on the invoice itself impractical. If the cost share report is separate from the invoice, it must be signed by an authorized representative. This cost share report must contain a breakout of the cost share by cost element similar to the level of detail required on the invoice and any in-kind contributions. The preferred method of reporting cost share is to provide an invoice for actual cost incurred with a value for the cost shared amount and the value to be reimbursed by the Government through the CMO;

5) includes a description of supplies and services, labor costs, subcontractor costs, material costs, travel costs, other direct costs, and extended totals;

6) indicates the current period and cumulative manhours and costs incurred through the period indicated on the invoice; and

7)	contains the following certification statement and signature:

“I certify that the amounts invoiced are for costs incurred in accordance with the agreement, the work reflected has been performed, and prior payment has not been received.”

Authorized Signature __________________________

Submission of Invoices

Invoices may be submitted at least once a month. The Consortium Member shall submit invoices and any necessary supporting documentation via email to [***].

The Consortium Member’s final invoice (completion invoice) will be clearly indicated as such and shall indicate the cumulative amounts incurred and billed to completion, and a written certification of the total hours expended.

Actual project costs incurred and cost share performance, if applicable, of each PSA shall be reported and reviewed each month.

Payment Terms

Payment terms are NET 30 days after CMO’s receipt of an acceptable invoice. An acceptable invoice is one that meets the conditions described in this article.

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D. Financial Records and Reports:

The Consortium Member shall maintain adequate records to account for Federal funds received under this Agreement and shall maintain adequate records to account for PSA funding provided under this Agreement, should resource sharing procedures be implemented for funding a particular project. The Consortium Member shall ensure that, for each PSA, the PSAH’s relevant financial records are available and subject to examination or audit on behalf of the Government for a period not to exceed three years after final payment of the PA. The Government shall have direct access to sufficient records and information of the PSAH to ensure full accountability for all funding under this Agreement. Such audit, examination or access shall be performed during business hours on business days upon written notice 90 calendar days prior and shall be subject to the security requirements of the audited party. Any audit required during the term of this Agreement may be conducted by the Government using Government auditors or, at the request of the CMO, on behalf of a PSAH, by the PSAH’s external CPA accounting firm at the expense of the PSAH.

ARTICLE V: DISPUTES

A. General

The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues pertaining to this Agreement and any resulting PSA, with the objective of resolving any misunderstanding, disagreement, claims, or disputes by mutual agreement between the Parties of this Agreement.

B. Dispute Resolution Procedures

1.	Any disagreement, claim or dispute with the Government by the Consortium Member concerning questions of fact or law arising from or in connection with a PSA, and whether or not involving an alleged breach of this PSA, may be raised only under this Article.

2.	Whenever disputes disagreements, or misunderstandings arise, the Parties and the Government shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. Every reasonable attempt will be made to resolve all issues at the AO’s level. Alternative Dispute Resolution (ADR) procedures to include, but not limited to settlement negotiations, mediation and fact-finding, will be used to the maximum extent practicable. Whenever the PSAH through the CMO submits in writing a claim or issue to the Government, the AO shall consider the claim or issue and within 30 calendar days of receipt of the claim or issue in dispute, either:

a.	Prepare and transmit a written decision to the CMO, which shall include the basis for the decision and accordingly document the Agreement file or;

b.	Notify the CMO of a specific date when the AO will render a decision if more time is needed for response. The notice will inform the CMO of the reason for delaying the decision.

3.	In the event that a mutually agreeable solution cannot be reached at the AO level, the PSAH through the CMO may request a higher level review in writing from the AO’s Deputy Director, with notice to the AO. The notice shall provide the relevant facts, identify unresolved issues, specify the clarification or remedy sought, and document the rationale as to why the clarification/remedy is appropriate.

The AO’s Deputy Director will conduct a review of the matter(s) in dispute and render a decision in writing within 30 calendar days after receipt of the Parties submission. Such a decision will not be subject to further administrative review. Failing agreement through this process, the Parties may pursue any rights and remedies afforded to them by law, consistent with the terms of this Agreement.

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C. Limitation of Damages

Claims for damages of any nature whatsoever pursued under this Agreement or any PSA shall be limited to direct damages only up to the aggregate amount of Government funding disbursed for the PSA, as of the time the dispute arises. In no event shall the Party be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages.

ARTICLE VI: PROTECTED INFORMATION

A. Exchange of Information

The Government may, from time to time, disclose Protected Information to the Consortium Member and its subcontractor(s) or supplier(s), in connection with a PSA, and the Consortium Member and its subcontractor(s) or supplier(s), may, from time to time, disclose Protected Information to the Government in connection with a resulting PSA, or performance thereunder.

B. Protection and Authorized Disclosure.

The Receiving Party agrees, to the extent permitted by law, that Protected Information shall remain the property of the Disclosing Party (no one shall disclose unless they have the right to do so), and that, unless otherwise agreed to by the Disclosing Party, Protected Information shall not be disclosed, divulged, or otherwise communicated by it to third parties or used by it for any purposes other than in connection with specified project efforts and the licenses granted in Article VIII: Patent Rights, and Article IX: Data Rights, provided that the duty to protect such Protected Information shall not extend to materials or information that:

1.	Are received or become available without restriction to the Receiving Party under a proper separate agreement,

2.	Are not identified with a suitable notice or legend,

3.	Are lawfully in possession of the Receiving Party without such restriction to the Receiving Party at the time of disclosure thereof as demonstrated by prior written records,

4.	Are or later become part of the public domain through no fault of the Receiving Party,

5.	Are received by the Receiving Party from a third party having no obligation of confidentiality to the Disclosing Party that made the disclosure,

6.	Are developed independently by the Receiving Party without use of Protected Information as evidenced by written records,

7.	Are required by law or regulation to be disclosed, provided; however, that the Receiving Party has provided written notice to the Disclosing Party promptly so as to enable such Disclosing Party to seek a protective order or otherwise prevent disclosure of such information.

C. Return of Protected Information

Upon the request of the Consortium Member the Government shall promptly return all copies and other tangible manifestations of the disclosed Protected Information. Upon request by the Government, the Consortium Member shall promptly return all copies and other tangible manifestations of the Protected Information disclosed by the Government. As used in this section, tangible manifestations include human readable media as well as magnetic and digital storage media.

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ARTICLE VII: PUBLICATION AND ACADEMIC RIGHTS

A. Use of Information

Subject to the provisions of Article VI: Protected Information and Article VII: Publication and Academic Rights, the Consortium Member and the Government shall have the right to publish or otherwise disclose information and/or data developed by the Government the Consortium Member under this Agreement. The Consortium Member and the Government shall include an appropriate acknowledgement of the sponsorship of the Research or Prototype Projects by the Government and the Consortium Member in such publication or disclosure. The Parties shall have only the right to use, disclose, and exploit any such data and Protected Information in accordance with the rights held by them pursuant to a PSA. Notwithstanding the above, the Parties shall not be deemed authorized by this paragraph, alone, to disclose any Protected Information of the Government or a PSAH. Nothing contained herein shall contradict or contravene any use of unlimited data rights obtained under Article IX: Data Rights.

B. Classified Projects

If a release of Protected Information is for a classified project, the provisions of the DoD Form (DD Form) 441 (DoD Security Agreement), Standard Form (SF) 328 (Certificate Pertaining to Foreign Interests), and the DD Form 254 (Contract Security Classification Specification), apply. The Government will be responsible for the completion of the DD Form 254. The PSAH shall complete the DD Form 441 and SF 328 and provide them to the Government, through the CMO, for review by the proper Government representatives, the Industrial Security Representative at the cognizant Defense Counterintelligence and Security Agency office and the requiring activity’s local Security office for the DD Form 254.

C. Review or Approval of Technical Information for Public Release

1.	At least 30 calendar days prior to the scheduled release date, the PSAH shall submit to the AOR a copy of the information to be released along with a Clearance Request for Public Release of DoD Information, DD Form 1910, who will route the information to the AO and other appropriate parties for review and approval.

a.	The AOR is designated as the approval authority for the AO for such releases.

2.	The PSAH is responsible for assuring that an acknowledgment of government support will appear in any publication of any material based on or developed under this Agreement, using the following acknowledgement terms:

“Effort sponsored by the U.S. Government under Other Transaction Agreement number, HQ0034249C00B between Advanced Technology International and the Government. The U.S. Government is authorized to reproduce and distribute reprints for Governmental purposes notwithstanding any copyright notation thereon.”

3.	Parties to this Agreement are also responsible for assuring that every publication of material based on or developed under a resulting PSA contains the following disclaimer:

“The views and conclusions contained herein are those of the authors and should not be interpreted as necessarily representing the official policies or endorsements, either expressed or implied, of the U.S. Government.”

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D. Filing of Patent Applications

During the course of any such 30 calendar day period, the PSAH through the CMO, shall provide notice to the AO as to whether it desires that a patent application be filed on any invention disclosed in such materials. In the event that the PSAH, desires that such a patent be filed, the PSAH through the CMO, proposing to publish or disclose such materials agrees to withhold publication and disclosure of such materials until the occurrence of the first of the following:

1.	Filing of a patent application covering such invention, or

2.	Written agreement, from the AO and the PSAH that no patentable invention is disclosed in such materials.

3.	Further, during the course of any such 30 calendar day period, the PSAH through the CMO shall notify the AO and the Government if it believes any of its Protected Information has been included in the proposed publication or disclosure and shall identify the specific Protected Information that need to be removed from such proposed publication. The Government and the PSAH agree to remove from the proposed publication or disclosure all such Protected Information so identified by the PSAH through the CMO.

ARTICLE VIII: PATENT RIGHTS

A. Allocation of Principal Rights

1.	Unless the PSAH notifies the Government, in accordance with subparagraph 2 below, that the PSAH does not intend to retain title, the PSAH shall retain the entire right, title, and interest throughout the world to each Subject Invention consistent with the provisions of this Article.

2.	With respect to any Subject Invention in which the PSAH retains title, the Government shall receive a nonexclusive, nontransferable, irrevocable, paid-up license to practice, or to have practiced (make, have made, use, have used, or import) the Subject Invention throughout the world on behalf of the U.S. for Government purposes and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement with the U.S. in accordance with 35 U.S.C. § 209(d)(J) and 37 C.F.R. § 404.7(a)(2)(i). The PSAH shall record a confirmatory instrument of the Government’s license to the Subject Invention with the U.S. Patent and Trademark Office.

B. Invention Disclosure, Election of Title, and Filing of Patent Application

1.	The PSAH through the CMO shall disclose each Subject Invention to the Government within three months after the inventor discloses it in writing to his company personnel responsible for patent matters. The disclosure to the Government shall be in the form of a written report and shall identify the Agreement and circumstances under which the invention was made and the identity of the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, sale, or public use of the invention and whether a manuscript describing the invention has been submitted and/or accepted for publication at the time of disclosure.

2.	If the PSAH determines that it does not intend to retain title to any such invention, the PSAH through the CMO shall notify the Government, in writing, within eight months of disclosure to the Government. However, in any case where publication, sale, or public use has initiated the one- year statutory period wherein valid patent protection can still be obtained in the U.S., the period for such notice may be shortened by the Government to a date that is no more than 60 calendar days prior to the end of the statutory period.

3.	The PSAH shall file its initial patent application on a Subject Invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of the statutory period wherein valid patent protection can be obtained in the U.S. after a publication, or sale, or public use. The PSAH may elect to file patent applications in additional countries, including the European Patent Office and the Patent Cooperation Treaty, within either 10 months of the corresponding initial patent application or six months after the date permission is granted by the Commissioner for Patents to file foreign patent applications, where such filing had previously been prohibited by a Secrecy Order.

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4.	The PSAH shall notify the Government of any decisions not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than 30 calendar days before the expiration of the response period required by the relevant patent office.

5.	Requests for extension of the time for disclosure election, and filing under Article VII: Publication and Academic Rights, may be granted at the Government’s discretion after considering the circumstances of the PSAH and the overall effect of the extension.

6.	The PSAH, through the CMO shall submit to the Government annual listings of Subject Inventions. At the completion of the each PSA, the PSAH shall submit a comprehensive listing of all Subject Inventions identified during the course of this Agreement and the current status of each.

C. Conditions When the Government May Obtain Title

Upon the Government’s written request, the PSAH shall convey title to any Subject Invention to the Government under any of the following conditions:

1.	If the PSAH fails to disclose or elects not to retain title to the Subject Invention within the times specified in section B of this Article; however, the Government may only request title within 60 calendar days after learning of the failure of the PSAH to disclose or elect within the specified times;

2.	In those countries in which the PSAH fails to file patent applications within the times specified in section B of this Article; however, if the PSAH has filed a patent application in a country after the times specified in section B of this Article, but prior to its receipt of the written request by the Government, the PSAH shall continue to retain title in that country; or

3.	In any country in which the PSAH decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a Subject Invention.

D. Minimum Rights to the PSAH and Protection of the PSAH’s Right to File

1.	The PSAH shall retain a nonexclusive, royalty-free license throughout the world in each Subject Invention to which the Government obtains title, except if the PSAH fails to disclose the Subject Invention within the times specified in section B of this Article. The PSAH license extends to its domestic subsidiaries and affiliates, if any, and includes the right to grant licenses of the same scope to the extent that the PSAH was legally obligated to do so at the time the Agreement was awarded. The license is transferable only with the approval of the Government, except when transferred to the successor of that part of the business to which the Subject Invention pertains. The Government’s approval for license transfer shall not be unreasonably withheld.

2.	The PSAH’s domestic license may be revoked or modified by the Government to the extent necessary to achieve expeditious practical application of the Subject Invention pursuant to an application for an exclusive license submitted consistent with appropriate provisions at 37 C.F.R. 404. This license shall not be revoked in that field of use or the geographical areas in which the PSAH has achieved practical application and continues to make the benefits of the Subject Invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of the Government to the extent the PSAH, its licensees, or the subsidiaries or affiliates have failed to achieve practical application in that foreign country.

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3.	Before revocation or modification of the license, the Government shall furnish the PSAH, through the CMO, with a written notice of its intention to revoke or modify the license, and the PSAH shall be allowed 30 calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

E. Action to Protect the Government’s Interest

1.	The PSAH agrees to execute or to have executed and promptly deliver to the Government all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those Subject Inventions to which the PSAH elects to retain title, and (ii) convey title to the Government when requested under section C of this Article and to enable the Government to obtain patent protection throughout the world in that Subject Invention.

2.	The PSAH agrees to require by written agreement with its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the PSAH each Subject Invention made under this Agreement or any resulting PSA in order that the PSAH can comply with the disclosure provisions of section B of this Article. The PSAH shall instruct employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

3.	The PSAH shall include, within the specification of any U.S. patent application and any patent issuing thereon covering a subject invention, the following statement:

“This invention was made with Government support under Other Transaction Agreement No HQ0034249C00B and/or Project Agreement No XXXXXX., awarded by the Government. The Government has certain rights in the invention.”

F. Reporting on Utilization of Subject Inventions

1.	The PSAH agrees to submit, during the term of this Agreement, an annual report on the utilization of a Subject Invention or on efforts at obtaining such utilization that are being made by the PSAH or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the PSAH, and such other data and information as the Government may reasonably specify. The PSAH also agrees to provide additional reports as may be requested by the Government in connection with any march-in proceedings undertaken by the Government in accordance with section G of this Article. The Government agrees it shall not disclose such information to persons outside the Government without permission of the PSAH, unless required by law.

G. March-in Rights

The PSAH agrees that with respect to any Subject Invention in which it has retained title or a PSAH has retained the title, the Government has the right to require the PSAH, an assignee, or exclusive licensee of a Subject Invention to grant a non-exclusive license to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the PSAH, assignee, or exclusive licensee refuses such a request, the Government has the right to grant such a license itself if the Government determines that the PSAH shall follow the procedures set forth in 37 C.F.R. § 401.6.

1.	Such action is necessary because the PSAH or assignee has not taken effective steps, consistent with the intent of this Agreement or a resulting PSA, to achieve practical application of the Subject Invention;

2.	Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the PSAH, assignee, or their licensees;

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3.	Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by the PSAH, assignee, or licensees; or

ARTICLE IX: DATA RIGHTS

A. Allocation of Principal Rights

1.	In consideration for Government funding, the Consortium Member grants the Government rights in Data in accordance with the table in any resulting PSA. No Data Rights are associated with this Agreement and will be asserted and negotiated at the PSA level.

a.	With respect to Data developed or generated under a PSA, the Government shall receive royalty free, world-wide, nonexclusive, irrevocable, Government Purpose Rights. The PSAH agrees, with respect to data developed or generated under a PSA, the Government may, within five years after completion or termination of the PSA, require delivery of data and receive Government Purpose Rights.

b.	With respect to Form, Fit and Function Data and Operation, Maintenance, Installation or Training Data relevant to Data developed, generated, or delivered under a PSA, the Government will receive royalty free, world-wide, nonexclusive, irrevocable Unlimited Rights.

c.	With respect to Data developed or generated in whole or in part at private expense ( in a resulting PSA), the Government will receive the rights indicated in a resulting PSA.

2.	Data that will be delivered, furnished, or otherwise provided to the Government under a PSA, in which the Government has previously obtained rights, shall be delivered, furnished, or provided with the pre- existing rights, unless (a) the Parties have agreed otherwise, or (b) any restrictions on the Government’s rights to use, modify, reproduce, release, perform, display, or disclose the data have expired or no longer apply.

3.	Marking of Data: Any Data delivered under this Agreement shall be marked with the following legend:

“Use, duplication, or disclosure is subject to the restrictions as stated in Agreement HQ0034249C00B and/or Project Agreement No XXXXXX, between Advanced Technology International and the Government.”

4.	In the event that the PSAH learns of a release to the Government of its unmarked Data that should have contained a restricted legend, the PSAH, t will have the opportunity to cure such omission going forward by providing written notice to the AO, through the CMO, within six months of the erroneous release.

B. Prior Technology

In the event it is necessary for the PSAH to furnish the Government with Data which existed prior to, or was produced outside of the PSA or this Agreement, and such Data embodies Protected Information or comprises commercial or financial information which is privileged or confidential, and such Data is so identified with a suitable notice or legend, the Data will be maintained in confidence and disclosed and used by the Government and such Government Contractors employees that the Government may hire on a temporary or periodic basis only for the purpose of carrying out the Government’s responsibilities under this Agreement. Data protection will include proprietary markings and handling, and the signing of nondisclosure agreements by such Government Contractors employees. The PSAH shall not be obligated to provide Data that existed prior to, or was developed outside of this Agreement or a specific PSA to the Government. Upon completion of activities under this Agreement or a resulting PSA, such Data will be disposed of as requested by the PSAH.

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C. Oral and Visual Information

If information which the PSAH considers to embody Protected Information or to comprise commercial or financial information which is privileged or confidential is expressly disclosed orally or visually directly to the Government, the exchange of such information must be memorialized in tangible, recorded form and marked with a suitable notice or legend, and furnished to the Government within 30 calendar days after such oral or visual disclosure, or the Government shall have no duty to limit or restrict, and shall not incur any liability for any disclosure and use of such information. If the Government reasonably determines that the memorialization of the exchange is insufficiently detailed to enable it to identify the privileged or Protected Information, PSAH shall provide addition detail at the Government’s request, subject to restrictions on use and disclosure.

D. Disclaimer of Liability

1.	Notwithstanding the above, the Government shall not be restricted in, nor incur any liability for, the disclosure and use of:

a.	Data not identified with a suitable notice or legend as set forth in this Article; nor

b.	Information contained in any Data for which disclosure and use is restricted, if such information is or becomes generally known without breach of the above, is properly known to the Government or is generated by the Government independent of carrying out responsibilities under this Agreement, is rightfully received from a third Party without restriction, or is included in Data which the PSAH has furnished, or is required to furnish to the Government without restriction on disclosure and use.

2.	Notwithstanding paragraph D.1.a. of this Article, if the PSAH cures the omission of the suitable notice or legend, the restrictions, and related liability for disclosure and use of such information shall apply after cure unless it is then unrestricted under paragraph D.1.b. of this Article.

E. Copyright

The PSAH hereby grants to the Government a non-exclusive, non-transferable, royalty-free, fully paid-up license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly any copyrighted materials developed (excluding Data) under this Agreement to which it owns the copyright, and to authorize others to do so.

F. Survival Rights

Provisions of this Article shall survive termination of this Agreement and any resulting PSA.

G. March-In Rights

1.	In the event the Government chooses to exercise rights, as defined in Article VIII: Patent Rights, section I, March-In Rights, the PSAH agrees, upon written request from the Government, to deliver at no additional cost to the Government, all Data necessary to achieve practical application within 60 calendar days from the date of Notice. In the event the Government chooses to exercise its March-in Rights, the Government shall retain Unlimited Rights, as defined in Article I, section BC, Definitions, to this delivered Data.

2.	To facilitate any potential deliveries, the PSAH agrees to retain and maintain in good condition until five years after completion or termination of this Agreement and any resulting PSA, all Data necessary to achieve practical application of any Subject Invention as defined in Article I, section B, Definitions.

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ARTICLE X: SOFTWARE LICENSE

A. Software License

All Computer Software delivered to the Government under this Agreement, other than Computer Software developed or generated under this Agreement, shall be subject to the restrictions and limitations set forth in the PSA’s End User License Agreement (EULA). If applicable, provided they are consistent with federal law. To the extent the terms and conditions in the PSA’s EULA are inconsistent with federal law, they shall be deemed deleted and unenforceable including, but not limited to the following:

1.	Any future changes to a resulting PSA or the EULA must be signed by a duly warranted AO, in writing. The same requirement applies to modifications affecting the rights of the parties. All terms and conditions intended to bind the Government must be included within the Agreement signed by a warranted AO.

2.	Clauses in the EULA referencing termination or cancellation are hereby deemed to be deleted. Termination and cancellations will be governed by Article II: Term of Agreement and Termination of the resulting PSA.

3.	Any disputes relating to the EULA shall be resolved in accordance with Article V: Disputes, of this Agreement. Any provisions of the EULA that would subject the U.S. to any law, jurisdiction, or venue other than that of the U.S. is hereby deemed to be deleted. The validity, interpretation and enforcement of this Agreement and resulting PSA and the attached EULA will be governed by and construed in accordance with federal law as opposed to any state or local law.

4.	All EULA clauses referencing Licensee Indemnities are hereby deemed to be deleted. All EULA clauses that (1) violate the Department of Justice’s right to represent the Government in any case (28 U.S.C. § 516) and/or (2) require that the Government give sole control over the litigation and/or settlement, are hereby deemed to be deleted.

5.	All EULA clauses that violate the Anti-Deficiency Act (31 U.S.C. § 1341), which prohibits the Government from paying any fees or penalties beyond the Agreement amount (including attorney’s and expert witness fees), unless specifically authorized by existing statutes, are hereby deemed to be deleted. This includes, but is not limited to, provisions indicating paid services, fees, charges, and/or billing practices will renew automatically until the licensee elects to cancel.

6.	The PSAH’s warranty clause shall not impair the Government’s right to recover for fraud or crimes arising out of or related to this PA under any federal fraud statute, including, but not limited, to the False Claims Act, 31 U.S.C. § 3729-3733.

7.	The EULA does not represent the entire agreement, but will be incorporated as an Attachment and made a material part of the resulting PSA. In the event of a conflict between the terms of this Agreement, the PSA and the EULA the terms of the PSA shall take precedence.

B. Marking of Data

Any Computer Software delivered under a resulting PSA that is subject to the PSAH’s EULA, shall be marked with the appropriate data rights markings and the ‘PSAH’s name and address and include the following legend:

“Use, duplication, or disclosure is subject to the restrictions as stated in Agreement HQ0034249C00B and/or Project Agreement No XXXXXX, between the Government and Advanced Technology International.”

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ARTICLE XI: FOREIGN ACCESS TO TECHNOLOGY

A. Export Compliance

Each Party agrees to comply with U.S. Export regulations including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C. § 2751-2794, including the ITAR, 22 C.F.R. § 120 et seq.; and the Export Administration Act, 50 U.S.C. app. § 2401- 2420. Each party is responsible for obtaining from the Government export licenses or other authorizations/approvals, if required, for information or materials provided from one party to another under this Agreement or any resulting PSA. Accordingly, the PSAH shall not export, directly, or indirectly, any products and/or technology, Protected Information, or Classified and Unclassified Technical Data in violation of any U.S. Export laws or regulations.

ARTICLE XII: OPERATIONAL SECURITY

Access and General Protection/Security Policy and Procedures. When on Government installations all PSAH employees, including subcontractor employees, shall comply with all installation and facility access and local security policies and procedures (provided by Government representative), and security/emergency management exercises. The PSAH shall also provide all information required for background checks to meet installation access requirements. All PSAH employees, including subcontractor employees, shall comply with all personal identity verification and accountability requirements as directed by the Government and/or local policy. Should the Force Protection Condition (FPCON) at any individual facility or installation change, the Government may require changes in PSAH security matters or processes. During FPCONs Charlie and Delta, services/installation access may be discontinued/postponed due to higher threat. Services will resume when FPCON level and/or threat is reduced to an acceptable level as determined by the Installation Commander. The PSAH shall be subject to and comply with vehicle searches, wearing of ID badges, etc. The PSAH shall comply with all requirements contained in Article XII: Operational Security.

A.	Access and General Protection/Security Policy and Procedures

The PSAH shall provide personnel with the appropriate personnel security clearance levels (PCL) for the work to be performed under this Agreement and any resulting PSA. Access to Classified Information may be required in the performance of this Agreement and any resulting PSA and shall be in accordance with 32 C.F.R. 117, NISPOM and applicable DoD personnel security regulations. The PSAH shall maintain sufficiently cleared personnel to perform the tasks required by the SOW for any PSA and this Agreement. All PSAH personnel shall possess the requisite PCL, accesses, and need-to-know commensurate with the requirements of their positions. Overarching security requirements, and PSAH access to Classified Information, shall be as specified in the DD Form 254 for all any resulting PSA. All PSAH personnel with access to unclassified information systems, including e-mail, shall have at a minimum a favorable Tier 1 Investigation (T1) determination.

B.	Security Education, Training and Awareness Briefs

All PSAH employees, including subcontractor employees, shall receive new employee training and annual security refreshers. These training programs will be used to inform employees of the types of behavior to watch for and instruct employees to report suspicious activity and violations to their local security officers. This training shall be completed annually. The PSAH shall submit certificates of completion for each employee and subcontractor employee to the AOR within 14 calendar days after completion of training by all employees and subcontractor personnel.

C.	Access to DoD Facility or Installation

All PSAH employees, including subcontractor employees, shall comply with adjudication standards and procedures using the National Crime Information Center Interstate Identification Index (NCIC-III) and Terrorist Screening Database; applicable installation, facility and area commander installation and facility access and local security policies and procedures (DoD Manual (DoDM) 5200.08-R 09APR07) (provided by the AOR).

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D.	Controlled Unclassified Information

All PSAH personnel shall be capable of accessing, handling, receiving and storing UNCLASSIFIED documents, equipment, hardware and test items using applicable standards of CUI. All CUI information generated and/or provided under this award shall be marked and safeguarded as specified in DoDM 5200.48, Volume 2, DoD Information Security Program: Marking of Information available at: https://www.esd.whs.mil/Portals/54/Documents/DD/issuances/dodi/520048p.PDF. The PSAH shall not store or transmit CUI on personal information technology (IT) systems or via personal e-mail. UNCLASSIFIED e-mail containing any DoD CUI shall be encrypted or sent via Safe Access File Exchange (SAFE) website available at https://safe.apps.mil/.

E.	Operations Security

1.	The PSAH shall develop, implement, and maintain an Operations Security (OPSEC) program to protect CUI and classified activities, information, equipment, and material used or developed by the PSAH and any subcontractor during performance of this Agreement and any resulting PSA. The PSAH shall be responsible for the subcontractor implementation of the OPSEC requirements. The OPSEC program shall be in accordance with National Security Decision Directive 298, and at a minimum shall include:

a.	Assignment of responsibility for OPSEC direction and implementation.

b.	Issuance of procedures and planning guidance for the use of OPSEC techniques to identify vulnerabilities and apply applicable countermeasures.

c.	Establishment of OPSEC education and awareness training.

d.	Provisions for management, annual review, and evaluation of OPSEC programs.

e.	Flow down of OPSEC requirements to subcontractors when applicable.

2.	The SOW for any resulting PSA may require the PSAH to prepare an OPSEC Plan for Government review.

3.	The PSAH shall implement and maintain security procedures and controls to prevent unauthorized disclosure of CUI and Classified Information and to control distribution of CUI and Classified Information in accordance with the NISPOM and DoDM 5200.48, DoD Information Security Program. The DoD Contract Security Classification Specification, DD Form 254, defines program specific security requirements. All PSAH facilities shall provide an appropriate means of storage for CUI and classified documents, classified equipment and materials and other equipment and materials.

F.	Public Release of Information

In accordance with DoDM 5205.02, an OPSEC review will be performed by the Government prior to all public release of information. All Government information intended for public release by the PSAH shall undergo a Government OPSEC review prior to release. The OPSEC review will be performed as part of the Public Review Process described in Article XVII: Statutory Authority.

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ARTICLE XIII: JURISDICTION

1.	In the event that any provisions contained in this Agreement or any part thereof shall for any reason be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, to such extent such provision shall be deemed null and void and severed from this Agreement, and the remainder of this Agreement shall remain in full force and effect.

2.	The headings appearing at the beginning of the sections contained in this Agreement have been inserted for identification and reference purposes only and shall not be used in the construction and interpretation of this Agreement.

ARTICLE XIV: GOVERNMENT FURNISHED PROPERTY

1.	The Government will provide the PSAH with the GFP listed in the SOW for all resulting PSAs and/or referenced in a GFP List that may be incorporated as an attachment to resulting PSAs to facilitate the performance of the PSA.

2.	The PSAH shall assume the risk of and be responsible for any loss or destruction of, or damage to the GFP while it is in the PSAH possession or control, with the exception of reasonable wear and tear or reasonable and proper consumption. The GFP shall be returned at the end of the respective PSA’s period of performance in a condition that is as good as when it was received with the exception of said reasonable wear and tear, or in accordance with the provisions of the PSA regarding its use. The PSAH shall obtain explicit written authorization for any transfer or disposition of the GFP.

ARTICLE XV: SAFEGUARDING COVERED DEFENSE INFORMATION AND CYBER INCIDENT REPORTING

A.	Adequate Security

The PSAH shall provide Adequate Security on all Covered Contractor Information Systems. To provide Adequate Security, the PSAH shall implement, at a minimum, the following information security protections:

1.	For Covered Contractor Information Systems that are part of an IT service or system operated on behalf of the Government, the following security requirements apply:

a.	Cloud computing services shall be subject to the security requirements specified:

i.	The PSAH shall implement and maintain administrative, technical, and physical safeguards and controls with the security level and services required in accordance with the DoD Cloud Computing Security Requirements Guide (CC SRG) found at https://public.cyber.mil/dccs unless notified by the AOR that this requirement has been waived by the DoD Chief Information Officer (CIO).

ii.	The PSAH shall maintain within the U.S. or outlying areas all Government data that is not physically located on Government premises, unless the PSAH receives written notification from the AOR to use another location.

b.	Any other such IT service or system (i.e., other than cloud computing) shall be subject to the security requirements specified elsewhere in a resulting PSA.

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2.	For Covered Contractor Information Systems that are not part of an IT service or system operated on behalf of the Government and therefore are not subject to the security requirement specified at paragraph A.1. of this Article, the following security requirements apply:

a.	Except as provided in paragraph 2.b. of this Article, the Covered Contractor Information System shall be subject to the security requirements in National Institute of Standards and Technology (NIST) Special Publication (SP) 800-171r2, “Protecting Controlled Unclassified Information in Nonfederal Systems and Organizations” in effect at the time the solicitation is issued or as authorized by the AO.

b.	The NIST Considerations:

i.	The PSAH shall implement NIST SP 800-171r2, as soon as practical.

ii.	The PSAH shall submit requests to vary from NIST SP 800-171 in writing to the AO, through the CMO, for consideration by the DoD CIO. The PSAH need not implement any security requirement adjudicated by an authorized representative of the DoD CIO to be non-applicable or to have an alternative, but equally effective, security measures that may be implemented in its place.

iii.	If the DoD CIO has previously adjudicated the PSAH’s requests indicating that a requirement is not applicable or that an alternative security measure is equally effective, a copy of that approval shall be provided to the AO or AOR when requesting its recognition under a resulting PSA.

iv.	If the PSAH intends to use an external cloud service provider to store, process, or transmit any Covered Defense Information in performance of this Agreement or resulting PSA, the PSAH shall require and ensure that the cloud service provider meets security requirements equivalent to those established by the Government for the Federal Risk and Authorization Management Program (FedRAMP) Moderate baseline (https://www.fedramp.gov/documents/) and that the cloud service provider complies with requirements in sections C through G of this Article for cyber incident reporting, malicious software, media preservation and protection, access to additional information and equipment necessary for Forensic Analysis, and cyber incident damage assessment.

Apply other information systems security measures when the PSAH reasonably determines that information systems security measures, in addition to those identified in paragraphs A.1 and A.2 of this Article, may be required to provide Adequate Security in a dynamic environment or to accommodate special circumstances (e.g., medical devices) and any individual, isolated, or temporary deficiencies based on an assessed risk or vulnerability. These measures may be addressed in a system security plan.

B.	Cyber Incident Reporting Requirement

1.	When the PSAH discovers a Cyber Incident that affects a Covered Contractor Information System or the Covered Defense Information residing therein, or that affects the PSAH’s ability to perform the requirements of the PSA that are designated as Operationally Critical Support and identified in the Agreement, the PSAH shall—

a.	Conduct a review for evidence of Compromise of Covered Defense Information, including, but not limited to, identifying compromised computers, servers, specific data, and user accounts. This review shall also include analyzing Covered Contractor Information System(s) that were part of the Cyber Incident, as well as other Information Systems on the PSAH’s network(s), that may have been accessed as a result of the incident in order to identify compromised Covered Defense Information, or that affect the PSAH’s ability to provide Operationally Critical Support; and

b.	Rapidly report Cyber Incidents to DoD at https://dibnet.dod.mil.

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2.	Cyber Incident report. The Cyber Incident report shall be treated as information created by or for DoD and shall include, at a minimum, the required elements at https://dibnet.dod.mil.

3.	Medium assurance certificate requirement. In order to report Cyber Incidents in accordance with this Article, the PSAH or subcontractor shall have or acquire a DoD-approved medium assurance certificate to report Cyber Incidents. For information on obtaining a DoD-approved medium assurance certificate, see https://public.cyber.mil/eca/assurance-levels.

C.	Malicious Software.

When the PSAH or subcontractors discover and isolate Malicious Software in connection with a reported Cyber Incident, submit the Malicious Software to DoD Cyber Crime Center (DC3) at this website: https://www.dc3.mil/ or in accordance with additional instructions provided by DC3 or the AO or the AOR. Do not send the Malicious Software to the AO or AOR.

D.	Media preservation and protection.

When a PSAH discovers a Cyber Incident has occurred, the PSAH shall preserve and protect images of all known affected Information Systems identified in paragraph B.1.a. of this Article and all relevant monitoring/packet capture data for at least 90 calendar days from the submission of the cyber incident report to allow DoD to request the Media or decline interest.

E.	Access to additional information or equipment necessary for Forensic Analysis.

Upon request by DoD, the PSAH shall provide DoD with access to additional information or equipment that is necessary to conduct a Forensic Analysis.

F.	Cyber Incident damage assessment activities.

If DoD elects to conduct a damage assessment, the AO will request that the PSAH provide all of the damage assessment information gathered in accordance with section D of this Article.

G.	DoD safeguarding and use of PSAH attributional/proprietary information.

The Government shall protect against the unauthorized use or release of information obtained from the PSAH (or derived from information obtained from the PSAH) under this Article that includes PSAH attributional/proprietary information, including such information submitted in accordance with paragraph B. To the maximum extent practicable, the PSAH shall identify and mark attributional/proprietary information. In making an authorized release of such information, the Government will implement appropriate procedures to minimize the PSAH attributional/proprietary information that is included in such authorized release, seeking to include only that information that is necessary for the authorized purpose(s) for which the information is being released.

H.	Use and release of PSAH attributional/proprietary information not created by or for DoD.

Information that is obtained from the PSAH (or derived from information obtained from the PSAH) under this Article that is not created by or for the Government is authorized to be released outside of Government-

1.	To entities with missions that may be affected by such information;

2.	To entities that may be called upon to assist in the diagnosis, detection, or mitigation of Cyber Incidents;

3.	To Government entities that conduct counterintelligence or law enforcement investigations;

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4.	For national security purposes, including cyber situational awareness and defense purposes (including with Defense Industrial Base participants in the program at 32 C.F.R. 236).

I.	Use and release of PSAH attributional/proprietary information created by or for DoD.

Information that is obtained from the PSAH (or derived from information obtained from the PSAH) under this Article that is created by or for the Government (including the information submitted pursuant to section C of this Article) is authorized to be used and released outside of the Government for purposes and activities authorized by section A of this Article, and for any other lawful Government purpose or activity, subject to all applicable statutory, regulatory, and policy based restrictions on the Government’s use and release of such information.

J.	Other safeguarding or reporting requirements.

The safeguarding and cyber incident reporting required by this Article in no way abrogates the PSAH’s responsibility for other safeguarding or cyber incident reporting pertaining to its unclassified information systems as required by other applicable Articles of this Agreement or resulting PSAs, or as a result of other applicable U.S. Government statutory or regulatory requirements.

ARTICLE XVI: TELECOMMUNICATIONS AND VIDEO SURVEILLANCE SERVICES OR EQUIPMENT

This Article is to ensure compliance with Section 889 of the John S. McCain National Defense Authorization Act (NDAA) for FY 2019 (Pub. L. 115-232). Based on the information provided below, the Government may be unable to enter into an Agreement, exercise an option under an Agreement, or bilaterally modify the Agreement to extend the term of an Agreement with the PSAH.

(a) Definitions. As used in this article–

Backhaul means intermediate links between the core network, or backbone network, and the small subnetworks at the edge of the network (e.g., connecting cell phones/towers to the core telephone network). Backhaul can be wireless (e.g., microwave) or wired (e.g., fiber optic, coaxial cable, Ethernet).

Covered foreign country means The People’s Republic of China.

Covered telecommunications equipment or services means–

(1) Telecommunications equipment produced by Huawei Technologies Company or ZTE Corporation (or any subsidiary or affiliate of such entities);

(2) For the purpose of public safety, security of Government facilities, physical security surveillance of critical infrastructure, and other national security purposes, video surveillance and telecommunications equipment produced by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of such entities);

(3) Telecommunications or video surveillance services provided by such entities or using such equipment; or

(4) Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the government of a covered foreign country.

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Critical technology means–

(1) Defense articles or defense services included on the U.S. Munitions List set forth in the ITAR under subchapter M of chapter I of title 22, C.F.R.;

(2) Items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations under subchapter C of chapter VII of title 15, C.F.R., and controlled-

(i) Pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology; or

(ii) For reasons relating to regional stability or surreptitious listening;

(3) Specially designed and prepared nuclear equipment, parts and components, materials, software, and technology covered by Part 810 of Title 10, C.F.R. (relating to assistance to foreign atomic energy activities);

(4) Nuclear facilities, equipment, and material covered by Part 110 of Title 10, C.F.R. (relating to export and import of nuclear equipment and material);

(5) Select agents and toxins covered by Part 331 of Title 7, C.F.R., Part 121 of Title 9 of such Code, or Part 73 of Title 42 of such Code; or

(6) Emerging and foundational technologies controlled pursuant to section 1758 of the Export Control Reform Act of 2018 (50 U.S.C. § 4817).

Interconnection arrangements means arrangements governing the physical connection of two or more networks to allow the use of another’s network to hand off traffic where it is ultimately delivered (e.g., connection of a customer of telephone provider A to a customer of telephone company B) or sharing data and other information resources.

Reasonable inquiry means an inquiry designed to uncover any information in the entity’s possession about the identity of the producer or provider of covered telecommunications equipment or services used by the entity that excludes the need to include an internal or third-party audit.

Roaming means cellular communications services (e.g., voice, video, data) received from a visited network when unable to connect to the facilities of the home network either because signal coverage is too weak or because traffic is too high.

Substantial or essential component means any component necessary for the proper function or performance of a piece of equipment, system, or service.

(b) Prohibition.

(1) Section 889(a)(1)(A) of the John S. McCain NDAA for FY 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2019 from:

(i) Procuring or obtaining, or extending or renewing an Agreement to procure or obtain, any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system. The COMPANY is prohibited from providing to the Government any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this article applies or the covered telecommunication equipment or services are covered by a waiver.

(ii) Entering into an agreement, or extending or renewing an agreement, with an entity that uses any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this article applies or the covered telecommunication equipment or services are covered by a waiver. This prohibition applies to the use of covered telecommunications equipment or services, regardless of whether that use is in performance of work under a Federal agreement.

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(c) Exceptions. This article does not prohibit companies from providing–

(1) A service that connects to the facilities of a third-party, such as backhaul, roaming, or interconnection arrangements; or

(2) Telecommunications equipment that cannot route or redirect user data traffic or permit visibility into any user data or packets that such equipment transmits or otherwise handles.

(d) Reporting requirement.

(1) In the event the PSAH identifies covered telecommunications equipment or services used as a substantial or essential component of any system, or as critical technology as part of any system, during agreement performance, or the PSAH is notified of such by a subcontractor at any tier or by any other source, the PSAH shall report the information in paragraph (d)(2) of this Article to the AO, unless elsewhere in this Agreement or resulting PSA are established procedures for reporting the information; in the case of the DoD, the PSAH shall report to the website at https://dibnet.dod.mil.

(2) The PSAH shall report the following information pursuant to paragraph (d)(1) of this article:

(i) Within one business day from the date of such identification or notification: the agreement number; the order number(s), if applicable; supplier name; supplier UEI (if known); supplier CAGE code (if known); brand; model number (original equipment manufacturer number, manufacturer part number, or wholesaler number); item description; and any readily available information about mitigation actions undertaken or recommended.

(ii) Within 10 business days of submitting the information in paragraph (d)(2)(i) of this article: any further available information about mitigation actions undertaken or recommended. In addition, the PSAH shall describe the efforts it undertook to prevent use or submission of covered telecommunications equipment or services, and any additional efforts that will be incorporated to prevent future use or submission of covered telecommunications equipment or services.

ARTICLE XVII: STATUTORY AUTHORITY

This Agreement is not a Federal procurement contract, grant or cooperative agreement. Nothing in this Agreement, resulting PSA or respective attachments will be construed as incorporating by reference or implication any provision of Federal acquisition law or regulation not specifically mentioned in this Agreement. This Agreement is subject to the following:

1.	The compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. § 2000d, et seq.) relating to nondiscrimination in federally assisted programs. The COMPANY shall sign an Assurance of Compliance with the nondiscriminatory provisions of the Act at https://ocrportal.hhs.gov/ocr/aoc/instruction.jsf and provide a copy to the AO, through the CMO, within 15 days of award

2.	The Trafficking Victims Protection Act of 2000, as amended (22 U.S.C. Chapter 78), EO 13627, Strengthening Protections Against Trafficking in Persons in Federal Contracts, the international Traffic in Arms Regulations (22 C.F.R. 120, et seq.), the NISPOM (32 C.F.R. 117), the Department of Commerce’s Export Administration Regulations (15 C.F.R. 730, et seq.), and the Federal Property and Administrative Services Act (40 U.S.C. Chapter 5), to the extent applicable to the activities to be conducted under this PA.

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3.	The Procurement Integrity Act (41 U.S.C. § 2101-2107). The COMPANY shall sign an Assurance of Compliance with the nondiscriminatory provisions of the Act and provide a copy to the AO, through the CMO, within 15 days of award.

ARTICLE XIX: INDEMNITY

1.	The Consortium Member shall defend, indemnify and hold the Government harmless (including payment of all reasonable costs, attorneys’ fees, settlements and damages) from any actions brought against the Government on account of any alleged patent or copyright infringement arising out of performance under this Agreement or resulting PSA.

2.	In the event such a claim is brought against the Government, the Consortium Member shall be informed as soon as practicable by the Government of the suit or action alleging such infringement and shall be given such opportunity as is afforded by applicable laws, rules, or regulations to participate in its defense.

ARTICLE XX: ASSIGNMENT AND TRANSFER

Neither Party may assign, reassign, nor transfer such Party’s rights and obligations under this Agreement or resulting PSA without the prior written consent of the other Party, provided that (1) the Government may delegate or transfer its administrative authority over this Agreement to a different AO within the DoD, and (2) nothing herein shall be construed to preclude the Agreement from assigning proceeds under resulting PSA(s) in accordance with the Assignment of Claims Act.

ARTICLE XXI: FORCE MAJEURE

1.	Neither Party shall be in breach of this Agreement for any failure of performance caused by any event beyond its reasonable control and not caused by the fault or negligence of that Party. If such a force majeure event occurs, the Party unable to perform shall promptly notify the other Party and shall in good faith maintain such partial performance as is reasonably possible and shall resume full performance as soon as is reasonably possible.

2.	No failure or omission by the Consortium Member in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including but not limited to, the following: acts of God; acts or omissions of any Government; any rules, regulations or orders issued by any Governmental authority or by any officer, department, and agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above mentioned cause.

ARTICLE XXII: ORDER OF PRECEDENCE

In the event of any inconsistency between the terms of this Agreement and the language set forth in the Attachments, the inconsistency shall be resolved by giving precedence in the following order: (1) this Agreement (2) all Attachments to this Agreement, and Project Sub Agreement documentation (including but not limited to the PSA and the PSAH proposal selected for funding by the Government). However, specifically negotiated PSA terms issued will govern over the general terms of this Agreement as they pertain to an individual PSA.

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ARTICLE XXIII: EXECUTION

This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement may be revised only by written consent of the CMO and the PSAH. This Agreement, or modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

ARTICLE XXIV: SIGNIFICANT PARTICIPATION

Use of 10 U.S.C. § 4022 prototype authority for prototype projects is contingent on the significant participation of at least one NDC, NRI and/or SB. The proposed NDC(s), NRI(s), and/or SB(s) will be identified at the PSA level for prototype project agreements.

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Attachment 1

Assurance of Compliance

In accordance with Article XVII: Statutory Authority, the undersigned certifies, to the best of his or her knowledge and belief that this institution, organization, and its principals are in compliance with:

1.	Title VI of the Civil Rights Act of 1964, as amended (codified at 42 U.S.C. § 2000d et seq.), and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 C.F.R. Part 80), to the end that, in accordance with Title VI of that Act and the Regulation, no person in the United States shall, on the ground of race, color, or national origin (including limited English proficiency) be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any program or activity for which the Applicant receives Federal financial assistance from the Department.

2.	The Trafficking Victims Protection Act of 2000, as amended (22 U.S.C. Chapter 78), EO 13627, Strengthening Protections Against Trafficking in Persons in Federal Contracts, the international Traffic in Arms Regulations (22 C.F.R. 120, et seq.), the NISPOM (32 C.F.R. 117), the Department of Commerce’s Export Administration Regulations (15 C.F.R. 730, et seq.), and the Federal Property and Administrative Services Act (40 U.S.C. Chapter 5), to the extent applicable to the activities to be conducted under this PA.

3.	The Procurement Integrity Act (41 U.S.C. § 2101-2107).

Jim Sims, Chief Communications Officer	NioCorp Developments Ltd.
(Typed Name and Title of Official Responsible)	(Name of Organization/Institution)

/s/ Jim Sims	July 22, 2025
(Signature of Official Responsible)	(Date)

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